Exhibit 99.1

RLI DECLARES regular & Special dividends

PEORIA, ILLINOIS, November 8, 2023 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a special cash dividend of $2.00 per share of common stock, which is expected to total approximately $91 million, and a regular quarterly cash dividend of $0.27 per share. Both dividends are payable on December 20, 2023, to shareholders of record as of November 30, 2023.

“RLI’s ability to return $91 million to shareholders amid a year of unprecedented catastrophe activity and while retiring $150 million in senior debt is a testament to the strength of our business model,” said RLI Corp. President & CEO Craig Kliethermes. “Our underwriting consistency, diversified product portfolio and strong capital management have allowed us to help customers recover from unexpected events, while delivering positive results and value to our shareholders.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 48 consecutive years and delivered underwriting profits for 27 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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